Exhibit 5.2

May 15, 2024

International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, New York 10016

We have acted as special counsel to International Seaways, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the resale, from time to time, of 102,677 shares of its Common Stock, no par value (the “Common Stock”), by Wayzata Opportunities Fund III, L.P., and the related Rights to Purchase Common Stock (the “Rights”) issued pursuant to the Amended and Restated Rights Agreement, dated as of April 11, 2023 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”) to be sold pursuant to the Company’s registration statement on Form S-3 (No. 333-278975). Such registration statement, as amended as of its most recent effective date (May 15, 2024), insofar as it relates to the Common Stock and the Rights (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated April 29, 2024, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” and the related prospectus supplement dated May 15, 2024, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Prospectus Supplement.” The Base Prospectus and the Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Final Prospectus;

(c)	a copy of the Rights Agreement;

(d)	a certificate of the corporate secretary of the Company dated the date hereof; and

International Seaways, Inc., p. 2

(e)	copies of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws certified by the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that the Rights associated with the shares of Common Stock registered by the Registration Statement have been validly issued.

Insofar as the foregoing opinion relates to the valid issuance of the Rights, (a) our opinion addresses the corporate procedures used in connection with the issuance of the Rights associated with shares of Common Stock, and not any particular provision of the Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety; (b) our opinion does not address whether a court of competent jurisdiction may require the Company’s board of directors (the “Board”) to redeem, terminate or take any other action with respect to the Rights or the Rights Agreement in the future based on the facts and circumstances then existing; and (c) we have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

The foregoing opinion is limited to the law of the State of New York.

International Seaways, Inc., p. 3

We hereby consent to the use of our name in the Final Prospectus under the heading “Legal Matters,” this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated May 15, 2024. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner